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                                                                       EXHIBIT 1




                                                             [Execution Version]


                    AMENDMENT TO EXCHANGEABLE PROMISSORY NOTE


         This Amendment to Exchangeable Promissory Note ("Agreement") dated as of January 13, 2000, is between Kafus Cement Fibre Industries of Texas, Inc. ("Borrower") and Sundance Assets, L.P. ("Lender"). Reference is made to the Exchangeable Promissory Note dated as of March 31, 1998 (as modified, the Note"), between the Borrower and Enron Capital & Trade Resources Corp. ("ECT"), an Affiliate of the Lender and predecessor in interest to the Lender thereunder, which is attached as Exhibit A hereto and to which this Agreement relates. Reference is made to the Letter Loan Agreement dated as of March 31, 1998 (as modified, the "Loan Agreement"), between the Borrower and ECT, as predecessor in interest to the Lender thereunder. Capitalized terms used herein but not defined herein shall have the meanings specified by the Loan Agreement.

                                  INTRODUCTION

         The Borrower and the Lender have agreed to make certain modifications to the Note and the other Loan Documents. In consideration of the foregoing, and for other good and valuable consideration, the Borrower and the Lender hereby agree as follows:

Section  1. Amendment of Note. The Note is amended as follows:


         1.1. The third and fourth paragraphs of Section 1 of the Note, granting certain prepayment rights to the Borrower, are deleted in their entirety and replaced with the following:

         The Borrower shall have no right to prepay any principal amount owed under this Note.

         1.2. The fifth paragraph of Section 1 of the Note, providing for periodic payments with respect to outstanding principal of the Note, is deleted in its entirety and replaced with the following:

         On December 31, 2000 ("Maturity Date"), if the Kafus Parent (or its permitted assignee) has not exercised the Note Purchase Option (as such term is defined in the Note Purchase Option Agreement), including payment of all amounts due in connection therewith, the Borrower shall repay to the Lender, through the issuance of Common Stock as provided in Section 5 of this Note, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest thereon as provided below.

         1.3. The second paragraph of Section 2 of the Note, providing for periodic payments of interest on the outstanding principal of the Note, is deleted in its entirety and replaced with the following:


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          On the Maturity Date, if the Kafus Parent (or its permitted assignee)
     has not exercised the Note Purchase Option (as such term is defined in the Note Purchase Option Agreement), including payment of all amounts due in connection therewith, the Borrower shall repay to the Lender, through the issuance of Common Stock as provided in Section 5 of this Note, all accrued but unpaid interest on the outstanding principal balance of this Note.

         1.4. The first paragraph of Section 3 of the Note, providing for certain advances to be made by the Lender, is deleted in its entirety and replaced with the following:

         [Intentionally deleted.]

         1.5. The third paragraph of Section 3 of the Note, providing the terms applicable to payments made by the Borrower thereunder, is modified by deleting in its entirety the first sentence thereof and replacing it with the following:

          The Borrower shall make all payments required under this Note (other than the payment of principal and interest which shall be made as provided in Section 5 of this Note) not later than 1:00 p.m., Houston, Texas, time on any date when due in lawful money of the United States of America to the Lender at such location as is specified by the Lender in writing in immediately available funds.

         1.6. Subsections 5.1 and 5.2 of the Note, providing for the exchange of certain amounts outstanding under the Note for Common Stock, are deleted in their entirety and replaced with the following:

          5.1 Exchange and Exchange Price. (a) On the Maturity Date, if the Kafus Parent (or its permitted assignee) has not exercised the Note Purchase Option (as such term is defined in the Note Purchase Option Agreement), including payment of all amounts due in connection therewith, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest hereon, shall be exchanged, as agreed under the Limited Guaranty, into that number of fully paid and non-assessable shares of Common Stock obtained by dividing (i) the amount of principal and interest being so exchanged by (ii) the Exchange Price (as defined below). In connection with such exchange, upon Lender's receipt of the Exchange Shares issued in connection with such exchange in accordance with this
     Section 5, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest hereon shall be deemed to have been paid in full.

               (b) As used herein, the following terms shall have the following meanings:



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          "Average Price" with respect to the Common Stock means, on any day, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the American Stock Exchange or (ii) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (iii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iv) if such shares shall not be listed thereon, the trade weighted average of all transactions in the Common Stock in an over-the-counter market.

          "Exchange Price" shall mean a price per share equal to 85% of the trade weighted average closing price of the Common Stock for the 30 trading days immediately prior to the Maturity Date, but with a minimum price of U.S. $4.00 per share and a maximum price of U.S. $9.00 per share, as the same may be adjusted pursuant to Section 5.3.

          5.2 Issuance of Common Stock on Exchange. On the Maturity Date, if the Kafus Parent (or its permitted assignee) has not exercised the Note Purchase Option (as such term is defined in the Note Purchase Option Agreement), including payment of all amounts due in connection therewith, the Borrower shall cause the Kafus Parent to deliver or cause to be delivered to the Lender certificates representing the number of fully paid and nonassessable Common Stock which the Lender is entitled to in accordance with the provisions of this Section 5. Such exchange shall be deemed to have been made at the close of business on the Maturity Date so that, subject to the following provisions of this Subsection 5.2, the Lender shall be treated for all purposes as having become the record holder of such Common Stock at such time. If the Maturity Date shall not be a Business Day, then such exchange shall be conducted on the next succeeding Business Day. With respect to such exchange, upon Lender's receipt of the Exchange Shares issued in connection with such exchange, the outstanding amounts so exchanged shall be deemed to have been paid in full.

          No fractional share of Common Stock shall be issued upon the exchange of this Note. Instead of any fractional share of Common Stock which would otherwise be issuable upon exchange of this Note, the Borrower shall cause the Kafus Parent to pay a cash adjustment in respect of such fraction in an amount equal to such fraction of a share multiplied by the applicable Exchange Price.

Section 2. Representations and Warranties. The Borrower represents and warrants to the Lender that:

         2.1. Upon the effectiveness of this Agreement and the amendment of the Note as provided for herein, all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects and the Borrower shall be in compliance with all covenants in the Loan Documents.



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        2.2. Upon the effectiveness of this Agreement and the amendment of the
Note as provided for herein, no default or event of default, however denominated, shall exist under the Loan Documents, and there shall have occurred no event which with notice or lapse of time would become a default or event of default under the Loan Documents.

Section 3. Effect on Loan Documents.


        3.1. Except as amended herein, the Note and the other Loan Documents remain in full force and effect. The Borrower further agrees that nothing herein shall act as a waiver of any of the Lender's rights under the Loan Documents as amended, including any waiver of any default or event of default, however denominated. The Borrower must continue to comply with the terms of the Loan Documents, as amended.

        3.2. This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the generality of the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a default and event of default for the purposes of all other Loan Documents.

Section 4. Effectiveness. This Agreement shall become effective and the Note shall be amended as provided herein effective as of the date first set forth above when the Borrower and the Lender shall have duly and validly executed originals of this Agreement, and the Borrower shall have delivered the same to the Lender.

Section 5. Miscellaneous.


        5.1. Expenses. The Borrower shall pay directly or reimburse the Lender for all reasonable expenses of the Lender, including charges and disbursements of legal counsel for the Lender, in connection with the preparation, execution, delivery, or interpretation of this Agreement and the other Loan Documents, and the preservation or enforcement of any rights of the Lender hereunder or thereunder, including the expenses of the Lender prior to the execution of this Agreement. The provisions of this paragraph shall survive any purported termination of this Agreement or the other Loan Documents that does not expressly reference this paragraph.

        5.2. Incorporation of Terms. The miscellaneous provisions of the Note apply to this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original, and may be executed and delivered by telecopier.



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THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT
BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                    [Signatures begin on the following page.]




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         EXECUTED as of the date first above written.

                                   KAFUS CEMENT FIBRE INDUSTRIES OF TEXAS, INC.


                                   By:
                                     --------------------------------------
                                   Name:
                                       -------------------------------------
                                   Title:
                                        ------------------------------------
















[Signature page to Amendment to Note]


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                           SUNDANCE ASSETS, L.P.

                           By:  Ponderosa Assets, L.P., its general partner

                           By:  Enron Ponderosa Management Holdings, Inc.

                                    By:
                                      -----------------------------------------
                                    Name:
                                        ---------------------------------------
                                    Title:
                                         --------------------------------------














[Signature page to Amendment to Note]